Contact:          Thomas J. Linneman                       For immediate release
                  513-661-0457



             Cheviot Financial Corp. Reports Third-Quarter Earnings

                      Year-to-date earnings up 8.5 percent,
                  excluding effects of charitable contribution

CINCINNATI, Ohio - October 26, 2004 - Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings in the third fiscal quarter of 2004 of $716,000, or 7 cents per share.

In the third quarter of 2003, before Cheviot was publicly traded, the company posted net earnings of $643,000. The year-over-year increase in net earnings in the most-recent quarter is attributable to a $341,000 increase in net interest income and a small increase in other income, which were partially offset by an increase in general and administrative expenses.

"We are pleased that our third quarter was marked by a level of growth that was in line with our forecasts," said Thomas J. Linneman, president of Cheviot
Financial Corp. "We remain comfortable with our operating plans and are committed to providing customers and shareholders with continued strong performance."

For the first nine months of 2004, the company reported net income of $614,000, or 6 cents per share. This compares to net earnings of $1,713,000 for the first nine months of 2003. The decrease in net income for the most-recent period is primarily the result of a one-time $1.5 million expense recorded with the Corporation's contribution to the Cheviot Savings Bank Charitable Foundation, which was established in connection with the bank's reorganization into a mutual holding company.

Excluding the after-tax effects of the charitable contribution, the company's year-over-year net earnings increased 8.5 percent to $1,859,000, or 19 cents per share. The increase is attributable primarily to an increase in net interest income and a decrease in the provision for losses on loans, which were partially offset by a decrease in other income and an increase in the provision for federal income taxes.

"Funding our charitable entity has had an impact on our earnings this year," continued Linneman, "but we believe it's an investment that will pay dividends in the long run by enriching our customers' neighborhoods. We are proud to operate our business as an integral part of the greater Cincinnati community." Cheviot Savings Bank completed its conversion to the mutual holding company form and its initial public offering of common stock on January 5, 2004. In connection with the conversion, Cheviot Savings Bank formed Cheviot Financial Corp. as a new holding company. Cheviot Financial issued a total of 9,918,751 common shares, approximately 44 percent of which were


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sold to  depositors  and  members  of the  general  public,  culminating  in net proceeds from the offering of approximately $42.1 million. Approximately 1 percent of the shares were issued to the newly formed charitable foundation and the remaining 55 percent of the shares issued are held by Cheviot Mutual Holding Company.

At September 30, 2004, Cheviot Financial Corp. had consolidated total assets of $275.1 million, total liabilities of $198.0 million, including deposits of $179.1 million, and shareholders' equity of $77.1 million, or 28.0% of total assets.

Cheviot Savings Bank was established in 1911 and currently has four full-service offices in Hamilton County, Ohio, as well as one loan production office in Mason, Ohio.

                                     # # #

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.


                             Cheviot Financial Corp.
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)
                                   (Unaudited)
                                                                          September 30,                       December 31,
                     ASSETS                                                   2004                               2003

Cash and cash equivalents                                                $   5,811                           $ 83,776
Investment securities                                                       58,099                             38,939
Loans receivable                                                           203,774                            186,853
Other assets                                                                 7,432                              7,831
                                                                         ---------                           --------
      Total assets                                                       $ 275,116                           $317,399
                                                                         =========                           ========
      LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                                                 $ 179,141                          $ 267,927
Advances from the FHLB                                                      16,695                              9,206
Other liabilities                                                            2,194                              2,399

      Total liabilities                                                    198,030                            279,532

Shareholders' Equity                                                        77,086                             37,867
                                                                         ---------                           --------
      Total liabilities and shareholders' equity                         $ 275,116                          $ 317,399
                                                                         =========                           ========





                             Cheviot Financial Corp.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)
                                   (Unaudited)


                                                         Nine months ended                  Three months ended
                                                           September 30,                       September 30,
                                                       2004              2003              2004             2003

Total interest income                                    $ 9,615           $ 9,667           $ 3,348          $ 3,092
Total interest expense                                     2,867             3,545               991            1,076
                                                        ---------         ---------         ---------        ---------
      Net interest income                                  6,748             6,122             2,357            2,016

Provision for losses on loans                                 -                290                -                15
                                                        ---------         ---------         ---------        ---------
      Net interest income after provision for losses on loa6,748             5,832             2,357            2,001

Other income                                                 198               277                81               63
General, administrative and other expense                 5,624*             3,509             1,352            1,091
                                                        ---------         ---------         ---------        ---------
      Earnings before federal income taxes                 1,322             2,600             1,086              973

Federal income taxes                                         708               887               370              330
                                                        ---------         ---------         ---------        ---------
      NET EARNINGS                                         $ 614           $ 1,713             $ 716            $ 643
                                                        =========         =========          =========        =========

Basic earnings per share                                  $ 0.06               N/A            $ 0.07              N/A
                                                        =========         =========          =========        =========
Reconciliation of net earnings excluding one-time charges:
  Net earnings per GAAP                                    $ 614           $ 1,713             $ 716            $ 643

  Contribution to charitable foundation,
   net of tax effects                                      1,245                -                 -                -
                                                        ---------         ---------         ---------        ---------
  Net earnings excluding one-time charges                $ 1,859           $ 1,713             $ 716            $ 643
                                                        =========         =========          =========        =========
  Earnings per share per GAAP                             $ 0.06               N/A            $ 0.07              N/A

  Contribution to charitable foundation,
    net of tax effects                                      0.13               N/A                -               N/A
                                                        ---------         ---------         ---------        ---------
  Earnings per share excluding one-time charges           $ 0.19               N/A            $ 0.07              N/A
                                                        =========         =========          =========        =========

*Includes contribution of $1.5 million of stock to the charitable foundation.